Exhibit 99.1

Company Contact:

Nicholas R. Schacht

President and CEO

(703) 709-9119

nick_schacht@learningtree.com

LEARNING TREE ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2008 RESULTS

Reston, VA — December 8, 2008 — Learning Tree International, Inc. (NASDAQ: LTRE, “Learning Tree”) announced today its revenues and results of operations for its fourth quarter and full fiscal year 2008, which ended October 3, 2008. Revenues for the quarter ended October 3, 2008 were $44.2 million, the same as in the fourth quarter of fiscal 2007. Learning Tree reported income from operations for the quarter of $3.2 million compared with income from operations of $2.3 million for the same quarter of the prior fiscal year. Net income for the fourth quarter of fiscal 2008 was $2.8 million, compared with net income of $7.8 million for the fourth quarter of fiscal 2007. Earnings per share for the fourth quarter of fiscal 2008 were $0.17, compared with earnings per share of $0.48 for the same quarter of the prior fiscal year. Net income and earnings per share for the fourth quarter of fiscal 2007 had been significantly augmented by one-time adjustments to the income tax provision (unrelated to current operations) that resulted in a tax benefit of $4.3 million for that quarter compared to a tax expense of $1.2 million in the fourth quarter of fiscal 2008.

Additionally, during its fourth fiscal quarter of 2008, Learning Tree incurred $0.4 million of costs associated with the potential sale of the company. On October 14, 2008, Learning Tree announced that, in light of current conditions in the financial markets, the special committee of the independent directors of Learning Tree had determined to discontinue the process to solicit offers to purchase the company.

Revenues for fiscal 2008 were $181.3 million compared with $167.2 million for fiscal 2007. Income from operations for fiscal 2008 was $17.7 million compared to income from operations of $14.5 million for the prior fiscal year. Net income for fiscal 2008 was $13.8 million compared to net income of $17.0 million for fiscal 2007. Diluted earnings per share for fiscal 2008 were $0.83, compared to earnings per share of $1.03 for the prior fiscal year. The accompanying Table 1 presents Learning Tree’s results of operations for the fourth quarter and full fiscal year 2008.

Net income and earnings per share for fiscal year 2007 had been significantly augmented by the fourth quarter tax benefit of $4.3 million. Additionally, during fiscal 2008, Learning Tree incurred a total of $1.0 million of costs associated with the potential sale of the company.

“We are proud of our performance in fiscal 2008,” commented Learning Tree President and CEO Nicholas R. Schacht. “We increased our revenues and continued to improve our profitability. Additionally, we achieved the highest marks for instructor and course quality that we have ever received from our course participants over our 34-year history. We are working to mitigate the impact of the challenging economic climate through our strong balance sheet, additional revenues from our recent growth initiatives and cost savings from ongoing adjustments to our operating model.”

Learning Tree International is a leading worldwide provider of vendor-independent education and training to managers and IT professionals in business and government organizations. Learning Tree develops, markets and delivers a broad, proprietary library of instructor-led courses focused on Web development, operating systems, programming languages, databases, computer networks, computer and network security, object-oriented technology, project management, leadership, communications, business analysis, and strategic business skills. Learning Tree also tests and certifies IT and business professionals, and Learning Tree courses are recommended for college credit by the American Council on Education. In addition, Learning Tree is on the National Association of State Boards of Accountancy National Registry of CPE sponsors and is a Registered Education

Provider of the Project Management Institute (PMI). For more information about Learning Tree products and services, call 1-800-THE-TREE (1-800-843-8733), or visit the Learning Tree Web site at www.learningtree.com.

Except for historical information contained herein, the matters addressed in this press release are forward-looking statements. Please do not put undue reliance on these forward-looking statements, since they are based on key assumptions about future risks and uncertainties. Although Learning Tree believes that its assumptions are reasonable, inevitably some will prove to be incorrect. As a result, Learning Tree’s actual future results can be expected to differ from those in this release, and those differences may be material. Learning Tree is not undertaking any obligation to update forward-looking statements. In order to help the reader assess the major risks in Learning Tree’s business, Learning Tree has identified many, but not all, of these risks in Item 1A, “Risk Factors” in Learning Tree’s Annual Report on Form 10-K (“Item 1A”). Please read that exhibit carefully. Some of the factors discussed in Item 1A that could affect Learning Tree include: risks associated with the timely development, introduction, and customer acceptance of Learning Tree’s courses; competition; international operations, including currency fluctuations; changing economic and market conditions; technology development and new technology introduction; efficient delivery and scheduling of Learning Tree’s courses; adverse weather conditions, strikes, acts of war or terrorism and other external events; and attracting and retaining qualified personnel.

Webcast

An investor conference call to discuss third quarter results is scheduled at 4:30 pm EST December 8, 2008. Interested parties are invited to listen to the conference call by accessing the webcast live on Learning Tree’s website www.learningtree.com/investor. The webcast will also be available at www.learningtree.com/investor for replay.

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TABLE 1

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(all amounts in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	October 3, 2008	September 28, 2007	October 3, 2008	September 28, 2007
Revenues	$44,224	$44,186	$181,278	$167,193
Cost of revenues	19,168	19,051	76,807	72,936

Gross profit	25,056	25,135	104,471	94,257

Operating expenses:
Course development	2,390	2,488	9,656	8,613
Sales and marketing	11,307	12,371	43,596	41,094
General and administrative	8,203	7,949	33,532	30,041

Total operating expenses	21,900	22,808	86,784	79,748

Income from operations	3,156	2,327	17,687	14,509

Other income, net	837	1,173	4,001	4,236

Income before income taxes	3,993	3,500	21,688	18,745
Provision for (benefit from) income tax	1,240	(4,334)	7,888	1,755

Net income	$2,753	$7,834	$13,800	$16,990

Earnings per share — diluted	$0.17	$0.48	$0.83	$1.03

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (all amounts in thousands)
	October 3, 2008	September 28, 2007
Cash and cash equivalents	$51,853	$49,732
Available for sale securities	18,909	38,775
Trade accounts receivable, net	19,685	19,398
Prepaid expenses and other	10,847	12,956

Total current assets	101,294	120,861
Available for sale securities	23,440	–
Equipment, property and leasehold improvements and other assets	47,690	43,115

Total assets	$172,424	$163,976

Accounts payable and accrued liabilities	$22,353	$26,708
Deferred revenues	47,712	50,216

Total current liabilities	70,065	76,924
Other	15,961	9,844

Total liabilities	86,026	86,768

Stockholders' equity	86,398	77,208

Total liabilities and stockholders' equity	$172,424	$163,976